Exhibit 99.01

www.epelectric.com

News Release
For Immediate Release
Date: May 7, 2020

El Paso Electric Announces First Quarter 2020 Financial Results

Overview
Generally Accepted Accounting Principles ("GAAP") Financial Measures

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For the first quarter of 2020, El Paso Electric Company ("EE" or the "Company") reported net loss of $35.2 million, or $0.87 basic and diluted loss per share. In the first quarter of 2019, EE reported net income of $6.1 million, or $0.15 basic and diluted earnings per share.

Non-GAAP Financial Measures

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For the first quarter of 2020, EE reported adjusted net loss of $8.7 million, or $0.21 adjusted basic loss per share. In the first quarter of 2019, EE reported adjusted net loss of $6.7 million, or $0.17 adjusted basic loss per share.

Adjusted net loss and adjusted basic loss per share, both non-GAAP financial measures, exclude the impact of changes in the fair value of equity securities and realized gains (losses) from the sale of both equity and fixed income securities in the Company's Palo Verde nuclear decommissioning trust funds ("NDT"). Refer to "Use of Non-GAAP Financial Measures" beginning on page 6 of this news release for a reconciliation of adjusted net loss and adjusted basic loss per share (non-GAAP financial measures) to Net income (loss) and Basic earnings (loss) per share, the most directly comparable GAAP financial measures, respectively.

“The COVID-19 pandemic has altered the daily lives of virtually everyone worldwide, including the individuals living and working in the communities we serve. Our hardworking employees and the Company remain committed to providing safe and reliable energy to each of our customers,” said Adrian J. Rodriguez, Interim Chief Executive Officer. “In early March we implemented our business continuity plan, focusing on the safety of our employees, customers, contractors, and vendors while continuing to meet the needs of our community and assessing the effects the pandemic could have on our operations and financial condition. At the same time, we continue to complete the regulatory approval process associated with the Infrastructure Investments Fund's pending acquisition of El Paso Electric and anticipate closing the transaction in the second quarter of 2020."

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Summary Results
The table and explanations below are presented on a GAAP basis and indicate the major factors affecting the net loss during the three months ended March 31, 2020, relative to net income during the three months ended March 31, 2019 (in thousands except Basic EPS data):

	Three Months Ended
	Pre-Tax Effect	After-Tax Effect	Basic EPS
March 31, 2019		$6,089	$0.15
Change in:
Investment and interest income, NDT	$(49,700)	(39,780)	(0.98)
O&M expenses at fossil-fuel generating plants	(1,400)	(1,106)	(0.03)
Strategic transaction costs	(1,295)	(1,065)	(0.03)
Depreciation and amortization	(1,340)	(1,059)	(0.03)
Retail non-fuel base revenues	746	588	0.02
Other		1,124	0.03
March 31, 2020		$(35,209)	$(0.87)
First Quarter of 2020
Net income (loss) for the three months ended March 31, 2020, when compared to the three months ended March 31, 2019, was negatively affected by (presented on a pre-tax basis):

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Decreased investment and interest income primarily due to net realized and unrealized losses of $33.2 million for the three months ended March 31, 2020, compared to net gains of $16.0 million for the three months ended March 31, 2019, on securities held in the Company's Palo Verde nuclear decommissioning trust funds ("NDT"). These market losses experienced by the Company were in line with declines reported in the financial markets worldwide and were largely attributable to the growing impact of the Novel Coronavirus ("COVID-19") pandemic. Refer to "Use of Non-GAAP Financial Measures" for further details.

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Increased operations and maintenance ("O&M") expenses related to the Company's fossil-fuel generating plants primarily due to increased maintenance costs at Newman Power Station ("Newman") and increased outage costs at Newman Unit 5. These increases were partially offset by decreased outage costs at Newman Unit 4.

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Strategic transaction costs of $1.3 million incurred in connection with the merger between the Company and an affiliate of the Infrastructure Investments Fund, an investment vehicle advised by J.P. Morgan Investment Management Inc. ("IIF"). Refer to "Agreement and Plan of Merger" below for further details.

•	Increased depreciation and amortization due to increased plant balances.

Net income (loss) for the three months ended March 31, 2020, when compared to the three months ended March 31, 2019, was positively affected by (presented on a pre-tax basis):

•
Increased retail non-fuel base revenues primarily due to a $1.8 million increase in revenues related to the Transmission Cost Recovery Factor ("TCRF") Settlement Agreement approved by the Public Utility Commission of Texas ("PUCT") on December 16, 2019, and a $1.7 million increase related to the Distribution Cost Recovery Factor ("DCRF") approved by the PUCT on September 27, 2019. Excluding the impact of rate changes, retail non-fuel base revenues decreased $2.8 million primarily due to decreased

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

revenues from (i) sales to public authorities of $1.1 million caused by a 0.2% decrease in kilowatt-hour ("kWh") sales, (ii) small commercial and industrial customers of $0.8 million caused by a 2.0% decrease in kWh sales, and (iii) large commercial and industrial customers of $0.5 million. Heating degree days decreased 4.9% in the three months ended March 31, 2020, when compared to the three months ended March 31, 2019. Non-fuel base revenues and kWh sales for the three months ended March 31, 2020, are provided by customer class on page 13 of this news release. Refer to "Texas Regulatory Matters" for further details.

COVID-19 Pandemic

As widely reported, the spread of COVID-19 has migrated from predominately a regional concern in China in December 2019, to a global epidemic, which the World Health Organization declared a pandemic on March 11, 2020. As of the date of this news release, the Company is operating in a modified work environment. Employees have been directed to perform their work duties from home except those who have responsibilities essential to servicing the Company’s customers and that require them to be on site. These employees are working under additional precautionary measures designed to mitigate the transmission of the virus. The Company is also working closely with community leaders to monitor the situation and to continue to provide safe, clean, reliable and cost-effective energy to its customers. The COVID-19 pandemic continues to rapidly evolve, and therefore the Company cannot predict the duration of the COVID-19 pandemic and its impact on the overall economy, including the impact that it will have on the Company's financial condition, results of operations and cash flows. “Refer to Capital and Liquidity” on page 7 for further details.

Agreement and Plan of Merger

On June 1, 2019, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement"), by and among the Company, Sun Jupiter Holdings LLC, a Delaware limited liability company ("Parent"), and Sun Merger Sub Inc., a Texas corporation and wholly owned subsidiary of Parent ("Merger Sub"). Pursuant to the Merger Agreement, on and subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation in the Merger and becoming a wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of IIF.

On and subject to the terms and conditions set forth in the Merger Agreement, upon the closing of the Merger, each share of common stock including outstanding and unvested restricted stock and unvested performance stock of the Company shall be cancelled and converted into the right to receive $68.25 in cash, without interest (the "Merger Consideration").

Consummation of the Merger is subject to various conditions, including: (i) approval of the shareholders of the Company, (ii) expiration or termination of the applicable Hart-Scott-Rodino Act waiting period, (iii) receipt of all required regulatory and statutory approvals without the imposition of a Burdensome Condition, (iv) absence of any law or order prohibiting the consummation of the Merger and (v) other customary closing conditions, including (a) subject to materiality qualifiers, the accuracy of each party's representations and warranties, (b) each party's compliance in all material respects with its obligations and covenants under the Merger Agreement and (c) the absence of a material adverse effect with respect to the Company.

The Merger Agreement contains certain termination rights for both the Company and Parent, including if the Merger is not consummated by June 1, 2020 (subject to extension for an additional three months if all of the conditions to closing, other than the conditions related to obtaining regulatory approvals, have been satisfied). The Merger Agreement also provides for certain termination rights for each of the Company and Parent, and provides that, upon termination of the Merger Agreement under certain specified circumstances, Parent would

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

be required to pay a termination fee of $170 million to the Company, and under other specified circumstances, the Company would be required to pay Parent a termination fee of $85 million.

On August 2, 2019, the Company filed a definitive proxy statement with the SEC in connection with the Merger.

On August 13, 2019, the Company, Parent and IIF US Holding 2 LP, an affiliate of IIF, as applicable, filed (i) the joint report and application for regulatory approvals with the PUCT requesting approval of the Merger pursuant to the Texas Public Utility Regulatory Act, which was assigned PUCT Docket No. 49849, (ii) the joint application for regulatory approvals with the New Mexico Public Regulation Commission ("NMPRC") requesting approval of the Merger pursuant to the New Mexico Public Utility Act and NMPRC Rule 450, which was assigned NMPRC Case No. 19-00234-UT, (iii) the joint application requesting approval of the Merger with the Federal Energy Regulatory Commission ("FERC") under Section 203 of the Federal Power Act, which was assigned FERC Docket No. EC19-120-000, and (iv) the joint application for regulatory approval for the indirect transfer of the Company's Nuclear Regulatory Commission ("NRC") licenses to Parent from the NRC under the Atomic Energy Act of 1954, which was assigned Docket ID NRC-2019-0214. In addition, on August 13, 2019, the Company and Parent sought the authorization of the Federal Communications Commission ("FCC") to assign or transfer control of the Company's FCC licenses under FCC File No. 008737430. On December 4, 2019, the Company and Parent received consent from the FCC to transfer the Company's FCC licenses.

On August 16, 2019, the Company and Parent filed the notification and report form with the Antitrust Division of the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), which was assigned Transaction Identification No. 2019 1858. On September 3, 2019, the Company and Parent received notice from the FTC granting early termination of the waiting period under the HSR Act.

At a special meeting of the Company's shareholders held on September 19, 2019, the Company’s shareholders approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and the compensation that will or may become payable by the Company to its named executive officers in connection with the Merger.

Under the Merger Agreement, the consent to the Merger by the City of El Paso under its franchise agreement with the Company is a condition to the closing of the Merger. Under the franchise agreement, if the City of El Paso does not grant its consent to the Merger, the franchise agreement would terminate upon the closing of the Merger. On September 20, 2019, the Company submitted the Franchise Agreement Assignment Application to the City of El Paso to receive the City's consent to the Merger. On February 4, 2020, the City of El Paso passed Ordinance No. 019022 approving the Franchise Agreement Assignment Application and granting the City of El Paso's consent to the Merger.

On January 16, 2020, the PUCT approved the Merger and issued its final order on January 28, 2020. On March 6, 2020, the NRC's staff approved the joint application for the indirect transfer of control of the Company’s ownership in Palo Verde to IIF. A final order approving the Merger was issued by the NMPRC on March 11, 2020.

On December 5, 2019, the FERC requested additional information regarding the parties to the Merger. On January 6, 2020, the Company and IIF filed a joint response to the FERC's inquiry. On January 17, 2020, the Company and IIF filed a second supplement to the application. The FERC established a January 27, 2020 deadline date for comments on the filings. Several motions to intervene were filed, along with a protest of the January 6, 2020 response. On February 6, 2020, the Company and IIF filed a reply to the January 27, 2020 protest. On March 30, 2020, the FERC issued an order authorizing the Merger, subject to the FERC’s approval of mitigation to address certain discrete competitive effects of the Merger that could arise. The FERC concluded that the Merger,

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

as conditioned, satisfies governing federal standards and authorized the Merger as consistent with the public interest. The FERC required that the proposed mitigation be filed within 45 days of the issuance of the FERC Order. On April 15, 2020, the Company and IIF filed proposed mitigation options with the FERC. The matter is pending final approval from the FERC.

The FERC’s final approval is the last regulatory approval needed to close the Merger. The Company anticipates that the closing of the Merger will occur in the second quarter of 2020, upon the FERC’s approval of the required mitigation and satisfaction or waiver of the other Merger Agreement closing conditions.

For more information regarding the terms of the Merger, including a copy of the Merger Agreement, see the Company's Current Report on Form 8-K filed with the SEC on June 3, 2019, and its definitive proxy statement relating to the special meeting of shareholders filed with the SEC on August 2, 2019.

Regulatory Matters
Texas Regulatory Matters
Transmission Cost Recovery Factor. On January 25, 2019, the Company filed an application with the PUCT to establish its TCRF, which was assigned PUCT Docket No. 49148 (the "2019 TCRF rate filing"). The 2019 TCRF rate filing was designed to recover a requested $8.2 million of Texas jurisdictional transmission revenue requirement that was not being recovered in the Company's Texas base rates for transmission-related investments placed in service from October 1, 2016, through September 30, 2018, net of retirements. On September 12, 2019, the Company filed an unopposed settlement agreement and proposed order for a TCRF revenue requirement of $7.5 million with a provision for recovery of revenue relating to the period from July 30, 2019 to December 31, 2019. Such revenue through December 31, 2019, approximated $3.0 million. On December 16, 2019, the PUCT issued a final order approving the settlement agreement, and the Company's TCRF rates became effective in customer bills beginning January 1, 2020. On January 14, 2020, the Company filed with the PUCT a proposed surcharge in compliance with the final order issued in PUCT Docket No. 49148 for recovery of the $3.0 million related to 2019, over a period of 12 months beginning on April 1, 2020. The filing was assigned PUCT Docket No. 50256, and on February 7, 2020, the surcharge was approved through delegated authority by a Commission Administrative Law Judge.

Distribution Cost Recovery Factor. On March 28, 2019, the Company filed an application with the PUCT and each of its Texas municipalities to establish its DCRF, which was assigned PUCT Docket No. 49395 (the "2019 DCRF rate filing"). The 2019 DCRF rate filing was designed to recover a requested $7.9 million of Texas jurisdictional distribution revenue requirement that was not being recovered in the Company’s Texas base rates for distribution-related investments placed in service from October 1, 2016, through December 31, 2018, net of retirements. On August 13, 2019, the Company filed an unopposed settlement agreement and proposed order which resolved all issues in the proceeding and approved a DCRF revenue requirement of $7.8 million. On September 27, 2019, the PUCT issued a final order approving the settlement agreement, and the Company's DCRF rates became effective in customer bills beginning October 1, 2019.

New Mexico Regulatory Matters
The Company was required to file its next New Mexico base rate case no later than July 31, 2019. On July 10, 2019, the NMPRC issued an order approving a joint request by the Company, NMPRC staff, and the New Mexico Attorney General to delay filing of the Company's next base rate case until after the conclusion of a proceeding addressing the Merger. The NMPRC order requires the Company to file its next rate case application within three months of the final disposition of the proceeding addressing the Merger in New Mexico. A final order approving the Merger was issued by the NMPRC on March 11, 2020.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Use of Non-GAAP Financial Measures
As required by ASU 2016-01, Financial Instruments - Recognition and Measurement of Financial Assets and Financial Liabilities, changes in the fair value of equity securities are recognized in the Company's Statements of Operations. This standard added the potential for significant volatility to the Company's reported results of operations as changes in the fair value of equity securities may occur. Furthermore, the equity investments included in the NDT are significant and are expected to increase significantly during the remaining life (estimated to be 25 to 28 years) of the Palo Verde Generating Station ("Palo Verde"). Accordingly, the Company has provided the following non-GAAP financial measures to exclude the impact of changes in fair value of equity securities and realized gains (losses) from the sale of both equity and fixed income securities. Reconciliations of both non-GAAP financial measures to the most directly comparable financial information presented in accordance with GAAP are presented in the table below. Non-GAAP adjusted net loss is reconciled to GAAP net income (loss), and non-GAAP adjusted basic loss per share is reconciled to GAAP basic earnings (loss) per share.

	Three Months Ended
	March 31,
	2020 (a)	2019
	(In thousands except for per share data)
Net income (loss) (GAAP)	$(35,209)	$6,089
Adjusting items before income tax effects
Unrealized (gains) losses, net	33,188	(16,690)
Realized (gains) losses, net	(24)	701
Total adjustments before income tax effects	33,164	(15,989)
Income taxes on above adjustments	(6,633)	3,198
Adjusting items, net of income taxes	26,531	(12,791)
Adjusted net loss (non-GAAP)	$(8,678)	$(6,702)

Basic earnings (loss) per share (GAAP)	$(0.87)	$0.15
Adjusted basic loss per share (non-GAAP)	$(0.21)	$(0.17)
(a) Net loss (GAAP) and Adjusted net loss (non-GAAP) include a pre-tax charge of $1.3 million or $0.03 per share, after-tax, of strategic transaction costs.
Adjusted net loss and adjusted basic loss per share are not measures of financial performance under GAAP and should not be considered as an alternative to net income (loss) and basic earnings (loss) per share, respectively. Furthermore, the Company's presentation of any non-GAAP financial measure may not be comparable to similarly titled measures used by other companies. The Company believes adjusted net loss and adjusted basic loss per share are useful financial measures for investors and analysts in understanding the Company's core operating performance because each measure removes the effects of variances reported in the Company's results of operations that are not indicative of fundamental changes in the earnings capacity of the Company. Non-GAAP financial information should be read together with, and is not an alternative or substitute for, the Company's financial results reported in accordance with GAAP.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Capital and Liquidity
At March 31, 2020, our capital structure, including common stock equity, long-term debt, and short-term borrowings under our revolving credit facility ("RCF"), consisted of 41.7% common stock equity and 58.3% debt. At March 31, 2020, we had a balance of $57.4 million in cash and cash equivalents. As a precautionary measure in response to the growing COVID-19 pandemic and potential economic turmoil, on March 13, 2020, we borrowed $50.0 million under our RCF to increase the Company’s cash position, and maintain financial flexibility. Additionally, on March 20, 2020, we increased the borrowing commitments under our RCF by $50.0 million to $400.0 million, which increased our total available liquidity to $159.0 million at March 31, 2020. Based on current projections, we believe that we will have adequate liquidity through our current cash balances, cash from operations, available borrowings under the RCF and, if necessary, debt issuances in the capital markets or, after the closing of the Merger, an equity contribution from the Parent, to meet all of our anticipated cash requirements for the next twelve months including the maturity of $45.0 million aggregate principal amount of our Series C 5.04% Senior Notes due August 2020. Pursuant to the Merger Agreement, the Company can incur additional indebtedness up to $200.0 million (excluding borrowings up to the borrowing capacity of the RCF) prior to the closing of the Merger, without written consent from the Parent; however, we cannot issue shares of common stock, subject to certain limited exceptions, without the prior written consent of Parent. As discussed below, we have the necessary regulatory approvals to issue long-term debt and equity in the capital markets.
We expect to continue to maintain a prudent level of liquidity and monitor market conditions for debt and equity securities. Our liquidity needs can fluctuate quickly based on fuel prices and other factors and we are continuing to make investments in new electric plant and other assets in order to reliably serve our customers.
We believe we have adequate liquidity to meet our capital requirements over the next twelve months; however, the duration (which remains uncertain) and severity of the COVID-19 pandemic could extend disruptions to supply chains and capital markets, reduce labor availability and productivity, and cause a reduction in economic activity despite our efforts to manage these impacts.
Cash (used for) or provided from operations for the three months ended March 31, 2020, was $(1.5) million, compared to $26.4 million for the three months ended March 31, 2019. A component of cash flows from operations is the change in net over-collection and under-collection of fuel revenues. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the three months ended March 31, 2020, we had fuel under-recoveries of $6.2 million compared to over-recoveries of fuel costs of $12.8 million during the three months ended March 31, 2019. At March 31, 2020, we had a net fuel over-recovery balance of $12.2 million, including over-recoveries of $8.8 million in our Texas, $3.3 million in our New Mexico and $0.1 million in our FERC jurisdictions. On September 13, 2019, the Company filed a request with the PUCT, which was assigned PUCT Docket No. 49960, to decrease our Texas fixed fuel factor by approximately 12.2% to reflect decreased fuel expenses primarily related to a decrease in the price of natural gas used to generate power. On September 25, 2019, our fixed fuel factor was approved by the PUCT on an interim basis effective for the first billing cycle of the October 2019 billing month. The Texas fixed fuel factor was determined to be final on October 15, 2019, and will continue until changed by the PUCT. On November 26, 2019, the Company filed a petition with the PUCT, which was assigned PUCT Docket No. 50292, requesting authority to implement, beginning on January 1, 2020, a three-month, interim fuel refund of $15.0 million in fuel cost over-recoveries for the period from April 2019 through October 2019, including interest for the period from April 2019 through March 2020. On December 12, 2019, the Company's fuel refund credit was approved on an interim basis. The Company implemented the fuel refund in customer bills beginning January 1, 2020, and completed the refund period on March 31, 2020, during which $14.0 million was refunded.
During the three months ended March 31, 2020, our primary capital requirements were related to the construction and purchase of electric utility plant, payment of common stock dividends and purchases of nuclear fuel. Capital

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

expenditures for new electric utility plant were $50.9 million in the three months ended March 31, 2020, compared to $52.4 million in the three months ended March 31, 2019. Capital expenditures for 2020 are expected to be approximately $235.0 million. Capital requirements for purchases of nuclear fuel were $12.6 million in the three months ended March 31, 2020, compared to $9.5 million in the three months ended March 31, 2019.
On March 31, 2020, we paid a quarterly cash dividend of $0.385 per share, or $15.7 million, to shareholders of record as of the close of business on March 17, 2020. Under the Merger Agreement, we are allowed to declare and pay to our shareholders any dividends declared by our Board of Directors prior to the completion of the Merger, including a "stub period" dividend with respect to the period between the record date of the last regular quarterly dividend paid by the Company, and the closing date of the Merger. We may not declare or pay dividends or distributions on shares of common stock in an amount in excess of $0.385 per share for quarterly dividends declared before June 1, 2020, and $0.41 per share for quarterly dividends declared on or after June 1, 2020.
Our cash requirements for federal and state income taxes vary from year to year based on taxable income, which is influenced by the timing of revenues and expenses recognized for income tax purposes. Income tax payments in 2020 are expected to be approximately $20.0 million for federal and state income taxes, as compared to minimal income tax payments in 2019 primarily due to the utilization of our net operating loss carryforwards and tax credit carryforwards.
We received approval from the NMPRC on October 4, 2017, to amend and extend the RCF, increase the commitments under the RCF by up to $450.0 million, issue up to $350.0 million in long-term debt and to redeem and refinance the $63.5 million 2009 Series A 7.25% Pollution Control Bonds ("PCBs") and the $37.1 million 2009 Series B 7.25% PCBs. On March 27, 2019, the NMPRC issued a final order approving the Company's request to issue shares of common stock, including the reissuance of treasury shares, in an amount up to $200.0 million in one or more transactions. On April 18, 2019, the Company received approval from the FERC to issue shares of common stock, including the reissuance of treasury shares, in an amount up to $200.0 million in one or more transactions; to utilize the existing RCF for short-term borrowings not to exceed $400.0 million at any one time; to issue up to $225.0 million in new long-term debt; and to remarket the $63.5 million Series A 7.25% PCBs and the $37.1 million Series B 7.25% PCBs in the form of replacement bonds or senior notes of equivalent value, not to exceed $100.6 million. The authorization approved by the FERC is effective from April 18, 2019 through April 18, 2021, and supersedes its prior approvals.
Under these authorizations, on February 1, 2019, the Company purchased in lieu of redemption all of the 2009 Series A 7.25% PCBs utilizing funds borrowed under the RCF. On April 1, 2019, the Company purchased in lieu of redemption all of the 2009 Series B 7.25% PCBs utilizing funds borrowed under the RCF. On May 22, 2019, the Company reoffered and sold $63.5 million aggregate principal amount of 2009 Series A 7.25% PCBs and $37.1 million aggregate principal amount of 2009 Series B 7.25% PCBs with a fixed interest rate of 3.60% per annum until the PCBs mature on February 1, 2040 and April 1, 2040, respectively. The PCBs are subject to optional redemption at a redemption price of par on or after June 1, 2029. Proceeds from the remarketing of the PCBs were primarily used to repay outstanding short-term borrowings under the RCF.
On March 20, 2020, we exercised our option to extend the maturity of the RCF by one year to September 13, 2024 and to increase the borrowing commitments under the RCF by $50.0 million to $400.0 million. We have the option to extend the RCF by one additional year to September 2025 upon the satisfaction of certain conditions set forth in the RCF agreement, including requisite lender approval.
The Merger would constitute a "Change in Control" under the RCF and the consummation of the Merger would result in an event of default under the RCF. On and subject to the terms and conditions of the Merger Agreement, the Company requested that the lenders under the RCF consent to the Merger and waive any default or event of default that would occur as a result of the Merger. On August 9, 2019, the lenders agreed to such consent and waiver.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the Rio Grande Resources Trust II ("RGRT"). The RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in our financial statements. The total amount borrowed for nuclear fuel by the RGRT, excluding debt issuance costs, was $143.8 million at March 31, 2020, of which $33.8 million had been borrowed under the RCF, and $110.0 million was borrowed through the issuance of senior notes. Borrowings by the RGRT for nuclear fuel, excluding debt issuance costs, were $140.0 million as of March 31, 2019, of which $30.0 million had been borrowed under the RCF and $110.0 million was borrowed through the issuance of senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. At March 31, 2020, $207.0 million was outstanding under the RCF for working capital and general corporate purposes. At March 31, 2019, $173.0 million was outstanding under the RCF for working capital and general corporate purposes. Total aggregate borrowings under the $400.0 million RCF at March 31, 2020, were $240.8 million with an additional $159.0 million available to borrow. The total aggregate borrowings on our RCF of $240.8 million at March 31, 2020, included the additional borrowing of $50.0 million on March 13, 2020, to increase our immediately available liquidity and to preserve our financial flexibility in light of the COVID-19 pandemic and economic turmoil.
2020 Earnings Guidance
In light of the Merger, the Company no longer provides guidance.

Safe Harbor

This news release includes statements that are forward-looking statements made pursuant to the safe harbor provisions of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Merger, regulatory approvals, the expected timetable for completing the Merger and for obtaining such regulatory approvals; statements regarding the impact of the COVID-19 pandemic; statements regarding current regulatory filings and anticipated regulatory filings; statements regarding expected capital expenditures; statements regarding expected dividends; and statements regarding the adequacy of our liquidity to meet cash requirements. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the timing to consummate the Merger; satisfaction of the conditions to closing of the Merger may not be satisfied; the risk that a regulatory approval that may be required for the Merger is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management’s time on Merger-related issues.

Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in EE's most recently filed periodic reports and in other filings made by EE with the SEC, and include, but is not limited to: (i) the impact of the COVID-19 pandemic and its effects on the Company, its business, vendors, customers and the communities it serves, U.S. and world financial markets, potential regulatory actions, changes in customer and stakeholder behaviors and impacts on and modifications to the Company's operations, business and financial condition relating thereto; (ii) the impact of U.S. tax reform legislation; (iii) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (iv) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico, and at the FERC; (v) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (vi) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies, including distributed generation; (vii) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (viii) unanticipated maintenance, repair, or replacement costs for generation, transmission, or distribution facilities and the recovery of proceeds from insurance policies providing coverage for such costs; (ix) the size of our construction program, the receipt

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

of necessary permits and approvals and our ability to complete construction on budget and on time; (x) potential delays in our construction and resource contracting schedule due to legal challenges or other reasons; (xi) costs at Palo Verde; (xii) decisions and actions of EE's regulators and the resulting impact on EE's cost of capital, sales and profitability; (xiii) deregulation and competition in the electric utility industry; (xiv) possible increased costs of compliance with environmental or other laws, regulations and policies; (xv) possible income tax and interest payments as a result of audit adjustments proposed by the Internal Revenue Service or state taxing authorities; (xvi) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; (xvii) actions by credit rating agencies; (xviii) possible physical or cyber-attacks, intrusions or other catastrophic events; (xix) a U.S. Government shutdown and the resulting impact on EE's sales and profitability; and (xx) other factors of which we are currently unaware or deem immaterial. EE's filings are available from the SEC or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this news release, and EE does not undertake to update any forward-looking statement contained herein.

Media Contacts	Investor Relations
Eddie Gutierrez	Lisa Budtke
915.543.5763	915.543.5947
eduardo.gutierrez@epelectric.com	lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Three Months Ended March 31, 2020 and 2019
(In thousands except for per share data)
(Unaudited)

	2020	2019	Variance

Operating revenues	$158,563	$174,363	$(15,800)
Operating expenses:
Fuel and purchased power	33,624	48,326	(14,702)
Operations and maintenance	80,704	80,413	291
Depreciation and amortization	26,466	25,126	1,340
Taxes other than income taxes	16,071	16,189	(118)
	156,865	170,054	(13,189)
Operating income	1,698	4,309	(2,611)
Other income (deductions):
Allowance for equity funds used during construction	586	1,001	(415)
Investment and interest income (losses), net	(25,599)	23,707	(49,306)
Miscellaneous non-operating income	2,945	3,048	(103)
Strategic transaction costs	(1,295)	—	(1,295)
Miscellaneous non-operating deductions	(3,149)	(2,357)	(792)
	(26,512)	25,399	(51,911)
Interest charges (credits):
Interest on long-term debt and revolving credit facility	18,743	18,989	(246)
Other interest	4,547	5,233	(686)
Capitalized interest	(1,378)	(1,532)	154
Allowance for borrowed funds used during construction	(885)	(972)	87
	21,027	21,718	(691)
Income (loss) before income taxes	(45,841)	7,990	(53,831)
Income tax expense (benefit)	(10,632)	1,901	(12,533)
Net income (loss)	$(35,209)	$6,089	$(41,298)

Basic earnings (loss) per share	$(0.87)	$0.15	$(1.02)

Diluted earnings (loss) per share	$(0.87)	$0.15	$(1.02)

Dividends declared per share of common stock	$0.385	$0.360	$0.025
Weighted average number of shares outstanding	40,653	40,583	70
Weighted average number of shares and dilutive
potential shares outstanding	40,653	40,664	(11)

El Paso Electric Company
Cash Flow Summary
Three Months Ended March 31, 2020 and 2019
(In thousands and Unaudited)

	2020	2019
Cash flows from operating activities:
Net Income (loss)	$(35,209)	$6,089
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization of electric plant in service	26,466	25,126
Amortization of nuclear fuel	10,739	10,706
Deferred income taxes, net	(10,718)	1,236
Net losses (gains) on decommissioning trust funds	33,164	(15,989)
Other	4,188	4,521
Change in:
Accounts receivable	9,021	8,352
Accounts payable	(22,071)	(11,021)
Net over-collection (under-collection) of fuel revenues	(6,174)	12,799
Other current liabilities	2,694	1,599
Other	(13,584)	(16,998)
Net cash provided by (used for) operating activities	(1,484)	26,420

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(50,897)	(52,428)
Cash additions to nuclear fuel	(12,590)	(9,502)
Decommissioning trust funds	(1,667)	(2,145)
Other	3,157	(3,228)
Net cash used for investing activities	(61,997)	(67,303)

Cash flows from financing activities:
Dividends paid	(15,696)	(14,658)
Borrowings under the revolving credit facility, net	126,980	153,744
Payment on repurchase of pollution control bonds	—	(63,500)
Other	(1,242)	(653)
Net cash provided by financing activities	110,042	74,933

Net increase in cash, cash equivalents and restricted cash	46,561	34,050

Cash, cash equivalents and restricted cash at beginning of period	10,818	12,900

Cash, cash equivalents and restricted cash at end of period	$57,379	$46,950

El Paso Electric Company
Three Months Ended March 31, 2020 and 2019
Sales and Revenues Statistics
(Unaudited)
				Increase (Decrease)
		2020	2019	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	574,083	574,089	(6)	—
	Commercial and industrial, small	486,410	496,367	(9,957)	(2.0)%
	Commercial and industrial, large (a)	231,676	252,056	(20,380)	(8.1)%
	Public authorities	331,249	331,947	(698)	(0.2)%
	Total retail sales	1,623,418	1,654,459	(31,041)	(1.9)%
	Wholesale:
	Sales for resale - full requirements customer	11,281	11,770	(489)	(4.2)%
	Off-system sales	847,137	837,162	9,975	1.2%
	Total wholesale sales	858,418	848,932	9,486	1.1%
	Total kWh sales	2,481,836	2,503,391	(21,555)	(0.9)%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$55,579	$54,452	$1,127	2.1%
	Commercial and industrial, small	33,460	33,004	456	1.4%
	Commercial and industrial, large (a)	6,925	7,246	(321)	(4.4)%
	Public authorities	16,769	17,285	(516)	(3.0)%
	Total retail non-fuel base revenues (b) (c)	112,733	111,987	746	0.7%
	Wholesale:
	Sales for resale - full requirements customer	442	546	(104)	(19.0)%
	Total non-fuel base revenues	113,175	112,533	642	0.6%
	Fuel revenues:
	Recovered from customers during the period	25,268	28,545	(3,277)	(11.5)%
	Over collection of fuel	(7,744)	(12,758)	5,014	39.3%
	Total fuel revenues (d)	17,524	15,787	1,737	11.0%
	Off-system sales (e) (f)	17,971	34,979	(17,008)	(48.6)%
	Wheeling revenues (g)	5,079	6,005	(926)	(15.4)%
	Energy efficiency cost recovery	2,343	2,508	(165)	(6.6)%
	Miscellaneous (g)	1,804	2,010	(206)	(10.2)%
	Total revenues from customers	157,896	173,822	(15,926)	(9.2)%
	Other (g) (h)	667	541	126	23.3%
	Total operating revenues	$158,563	$174,363	$(15,800)	(9.1)%

(a)	Decrease in commercial and industrial large is primarily due to reduced demand by a customer during their facility upgrade over a five week period completed in February 2020.
(b)
2020 includes a $1.7 million base rate increase related to the Distribution Cost Recovery Factor settlement agreement approved in PUCT Docket No. 49395 on September 27, 2019, applicable to customer billings issued on or after October 1, 2019.

(c)
2020 includes a $1.8 million base rate increase related to the Transmission Cost Recovery Factor settlement agreement approved in PUCT Docket No. 49148 on December 16, 2019, applicable to customer billings issued on or after January 1, 2020.

(d)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $1.4 million and $1.9 million in 2020 and 2019, respectively.
(e)	Off-system sales decreased due to lower average market prices, partially offset by an increase in MWh sales.
(f)	Includes retained margins of $0.7 million and $0.9 million in 2020 and 2019, respectively.
(g)	Represents revenue with no related kWh sales.
(h)	Includes energy efficiency bonus of $0.1 million in 2020.

El Paso Electric Company
Three Months Ended March 31, 2020 and 2019
Other Statistical Data

			Increase (Decrease)
	2020	2019	Amount	Percentage

Average number of retail customers: (a)
Residential	383,958	377,396	6,562	1.7%
Commercial and industrial, small	43,212	42,222	990	2.3%
Commercial and industrial, large	48	48	—	—
Public authorities	6,659	6,204	455	7.3%
Total	433,877	425,870	8,007	1.9%

Number of retail customers (end of period): (a)
Residential	384,527	378,102	6,425	1.7%
Commercial and industrial, small	43,318	42,375	943	2.2%
Commercial and industrial, large	48	48	—	—
Public authorities	6,692	6,210	482	7.8%
Total	434,585	426,735	7,850	1.8%

Weather statistics: (b)			10-Yr Average
Cooling degree days	12	36	35
Heating degree days	1,079	1,134	1,092

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2020	2019	Amount	Percentage

Palo Verde	1,288,399	1,364,307	(75,908)	(5.6)%
Gas plants	969,987	915,521	54,466	5.9%
Total generation	2,258,386	2,279,828	(21,442)	(0.9)%
Purchased power:
Photovoltaic	57,656	58,768	(1,112)	(1.9)%
Other	272,930	265,303	7,627	2.9%
Total purchased power	330,586	324,071	6,515	2.0%
Total available energy	2,588,972	2,603,899	(14,927)	(0.6)%
Line losses and Company use	107,136	100,508	6,628	6.6%
Total kWh sold	2,481,836	2,503,391	(21,555)	(0.9)%

Palo Verde O&M expenses (c)	$19,613	$21,344	$(1,731)

Palo Verde capacity factor	96.1%	101.5%	(5.4)%

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	Represents the Company's 15.8% interest in Palo Verde.

El Paso Electric Company
Financial Statistics
At March 31, 2020 and 2019
(In thousands, except number of shares, book value per common share, and ratios)
(Unaudited)

Balance Sheet	2020	2019

Cash and cash equivalents	$57,379	$8,505

Restricted cash	$—	$38,445

Common stock equity	$1,165,811	$1,157,889
Long-term debt	1,341,131	1,286,111
Total capitalization	$2,506,942	$2,444,000

Current maturities of long-term debt	$44,979	$36,550

Short-term borrowings under the revolving credit facility	$240,781	$202,951

Number of shares outstanding - end of period	40,772,627	40,738,183

Book value per common share	$28.59	$28.42

Common equity ratio (a)	41.7%	43.1%
Debt ratio	58.3%	56.9%

(a)	The capitalization component includes common stock equity, long-term debt, and short-term borrowings under the RCF.